Exhibit 99.1

Blockbuster Announces Revised Preliminary Annual Meeting Vote Results

and Expected NYSE Delisting

DALLAS – July 1, 2010 – Blockbuster Inc. (NYSE: BBI, BBI.B) today announced that the preliminary tabulation figures received from the inspector of election for the company’s 2010 annual meeting show that while the company’s proposal to convert each outstanding share of Class B common stock into Class A common stock and the company’s reverse stock split proposal each received the overwhelming approval of votes cast, due to a low vote turnout, the proposals did not receive the required affirmative vote of the majority of the votes of the outstanding Class A and Class B shares voting as a single class. Of the approximately 289.9 million total votes outstanding, the conversion proposal received approximately 141.2 million votes in favor (or approximately 48.7%) and the reverse stock split proposal received approximately 126.1 million votes in favor (or approximately 43.4%).

The proposal to effect the reverse stock split was made in part to allow the company to take action to facilitate regaining compliance with the continued listing criteria of the NYSE, on which both the Class A and Class B common stock currently trade. Among such criteria is the requirement that common stock maintain a $1.00 minimum average closing price.

In November 2009, we were notified by the NYSE that our Class A common stock did not satisfy the NYSE’s continued listing standard that requires the average closing price of a listed security to be no less than $1.00 per share over a consecutive 30-trading-day period. Under the NYSE’s rules, we had through the date of the annual meeting within which to cure this deficiency. Because the reverse stock split proposal was not approved by the requisite number of votes, the NYSE has informed the company that it intends to begin the process to delist both the Class A and Class B common stock.

As previously announced, at the annual meeting each of the company’s director nominees was elected, the company’s “say-on-pay” proposal was approved and the ratification of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for fiscal 2010 was approved.

About Blockbuster Inc.

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The company provides customers with convenient access to media entertainment anywhere, any way they want it—whether in-store, by-mail, through vending kiosks or digitally to their homes and mobile devices. With a highly recognized brand and a library of more than 125,000 movie and game titles, Blockbuster leverages its multichannel presence to serve nearly 47 million global customers annually. The company may be accessed worldwide at www.blockbuster.com.

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Contacts:

Media – Craig Bloom of Hill and Knowlton, + 1-212-885-0585,

Craig.Bloom@hillandknowlton.com, for Blockbuster Inc.